Exhibit 99.1

Contact:

Scott M. Tabakin

AMERIGROUP Corporation

(757) 321-3535

AMERIGROUP CORPORATION EARNS $0.82 PER SHARE IN

SECOND QUARTER ON 39 PERCENT INCREASE IN NET INCOME

EARNINGS GUIDANCE INCREASED

VIRGINIA BEACH, Va. (July 31, 2003) – AMERIGROUP Corporation (NYSE: AGP) today announced that net income for the second quarter of 2003 increased 39 percent to $17,977,000, or $0.82 per diluted share, compared with $12,916,000, or $0.60 per diluted share for the second quarter of 2002. For the six months ended June 30, 2003, net income increased 39 percent to $31,671,000, or $1.45 per diluted share, compared with $22,802,000, or $1.07 per diluted share for the six months ended June 30, 2002.

Total revenues for the second quarter of 2003 increased 41 percent to $394,024,000, compared with $278,875,000 for the second quarter of 2002. For the six months ended June 30, 2003, revenues totaled $785,274,000, up 42 percent from $551,723,000 for the six months ended June 30, 2002. Membership increased 54 percent to 819,000 at June 30, 2003, compared with 533,000 at June 30, 2002.

Additional highlights for the second quarter include:

•	Health benefits ratio of 79.1 percent of premium revenues;

•	Average rate increases from our states of 3 to 4 percent company-wide;

•	Selling, general and administrative expenses of 11.9 percent of total revenues;

•	Completion of an agreement to acquire a 28,000-member Florida Medicaid line of business effective July 1, 2003; and

•	Determination that we will receive approximately 25,000 additional auto-assigned members in Texas effective September 1, 2003, as a result of another health plan’s market exit.

-MORE-

AGP Announces Earnings

July 31, 2003

“We’re proud of the results we achieved for the quarter,” said Jeffrey L. McWaters, chairman and chief executive officer. “We prove every day that our approach leads to better health status for our members, significant savings for our state partners and predictable and consistent financial results for our investors.”

Health Benefits

Health benefits were 79.1 percent of premium revenues for the second quarter of 2003. “As expected and consistent with historical experience, our health benefits ratio declined sequentially from the first quarter by 220 basis points,” McWaters added. “Our early case finding programs continue to yield stable and predictable costs.”

Selling, General and Administrative Expenses

Selling, general and administrative expenses (SG&A) were 11.9 percent of total revenues for the second quarter of 2003. “Our SG&A expenses were in-line with our expectations. During the second quarter, we incurred expenses related to growth and development opportunities as well as the insourcing of our behavioral health benefits,” said Scott M. Tabakin, chief financial officer. “For the full year 2003, we expect our SG&A percentage to be less than 11.5 percent of total revenues.”

Balance Sheet and Cash Flow Highlights

Cash and investments at June 30, 2003, totaled approximately $356,031,000, a portion of which is restricted by state regulatory requirements. The unrestricted portion at June 30, 2003, was approximately $57,231,000. Total long-term debt declined during the quarter by $9,000,000 and now stands at $39,000,000. Operating cash flow totaled $15,152,000 for the first half of 2003. The number of days in claims payable (now inclusive of Florida operations) at the end of the second quarter was 66, compared to 70 at the end of this year’s first quarter. The four-day decline was entirely due to an increase in claims payments during the second quarter, as evidenced by lower-ending claims inventory and higher levels of electronic data interchange usage. “Our strong balance sheet and operating cash flow provides us with the ability to continue our highly disciplined growth strategies,” added Tabakin.

Outlook

Updated 2003 full-year expectations are as follows:

•	Earnings per diluted share increased from previous guidance of $2.90 to the range of $3.00 to $3.05;
•	Total revenues in the range of $1.62 to $1.63 billion;
•	Health benefits ratio of slightly less than 81.0 percent of premium revenues; and
•	Selling, general and administrative expenses of less than 11.5 percent of total revenues.

-MORE-

AGP Announces Earnings

July 31, 2003

AMERIGROUP senior management will discuss the Company’s second quarter results on a conference call, Friday, August 1, at 9:00 a.m. Eastern Time. The conference can be accessed by dialing 1-800-915-4836. A recording of this conference call will be available from 12:00 p.m. Eastern Time on Friday, August 1, until 11:59 p.m. Eastern Time on Friday, August 8. To access the recording, dial 1-800-428-6051 and enter passcode 296354. A live webcast of the call also will be available through the investor relations page on the AMERIGROUP web site at www.amerigroupcorp.com, or through CCBN at www.companyboardroom.com. A 30-day replay of this webcast will be available on these web sites approximately two hours following the conclusion of the live broadcast.

AMERIGROUP Corporation, headquartered in Virginia Beach, Virginia, is a multi-state managed health care company focused on serving people who receive health care benefits through public-sponsored programs including Medicaid, State Children’s Health Insurance Program, or SCHIP, and FamilyCare. The Company operates in Texas, New Jersey, Maryland, Chicago, Florida and the District of Columbia. For more information about AMERIGROUP Corporation, please visit the Company’s web site at www.amerigroupcorp.com.

This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission’s Fair Disclosure Regulation. This release contains certain “forward-looking” statements, including statements related to expected 2003 performance such as membership, revenues, operating cash flows, health benefits expenses, seasonality of health benefits expenses, selling, general and administrative expenses, days in claims payable, income tax rates, earnings per share, and net income growth, as well as expectations on the effective date and successful integration of acquisitions and debt levels, made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, national, state and local economic conditions, including their effect on the rate-setting process, timing of payments, as well as the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the health care industry, including our compliance with such regulations and their effect on our ability to manage our medical costs; changes in Medicaid payment levels, membership eligibility and methodologies and the application of such methodologies by the government; liabilities and other claims asserted against the company; our ability to attract and retain qualified personnel; our ability to maintain compliance with all minimum capital requirements; the availability and terms of capital to fund acquisitions and capital improvements; the competitive environment in which we operate; our ability to maintain and increase membership levels; and demographic changes.

Investors should also refer to our Form 10-K filed with the Securities and Exchange Commission on March 14, 2003, for a discussion of risk factors. Given these risks and uncertainties, we can give no assurances that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. We specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

-MORE-

AGP Announces Earnings

July 31, 2003

AMERIGROUP CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENTS

(Dollars in thousands, except for per share data)

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Revenues:
Premium	$392,331	$276,821	$781,893	$547,663
Investment income	1,693	2,054	3,381	4,060

Total revenues	394,024	278,875	785,274	551,723
Expenses:
Health benefits	310,449	221,481	627,356	444,482
Selling, general and administrative	47,032	32,318	91,493	62,239
Depreciation and amortization	5,732	3,231	11,494	5,985
Interest	546	183	1,096	369

Total expenses	363,759	257,213	731,439	513,075

Income before income taxes	30,265	21,662	53,835	38,648
Income tax expense	12,288	8,746	22,164	15,846

Net income	$17,977	$12,916	$31,671	$22,802

Weighted average number of common shares and potential dilutive common shares outstanding	21,909,649	21,493,134	21,770,714	21,368,836

Diluted net income per share	$0.82	$0.60	$1.45	$1.07

-MORE-

AGP Announces Earnings

July 31, 2003

The following table sets forth selected operating ratios. All ratios, with the exception of the health benefits ratio, are shown as a percentage of total revenues.

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Premium revenue	99.6%	99.3%	99.6%	99.3%
Investment income	0.4	0.7	0.4	0.7

Total revenues	100.0%	100.0%	100.0%	100.0%

Health benefits (1)	79.1%	80.0%	80.2%	81.2%

Selling, general and administrative expenses	11.9%	11.6%	11.7%	11.3%

Income before income taxes	7.7%	7.8%	6.9%	7.0%

Net income	4.6%	4.6%	4.0%	4.1%

(1)	The health benefits ratio is shown as a percentage of premium revenue because there is a direct relationship between the premium received and the health benefits provided.

The following table sets forth the approximate number of members served in each of our service areas as of June 30, 2003 and 2002.

	June 30,
Market	2003	2002
Houston	144,000	128,000
Dallas	94,000	75,000
Fort Worth	83,000	63,000
Chicago	31,000	33,000
New Jersey	104,000	97,000
Maryland	127,000	124,000
District of Columbia	37,000	13,000
Tampa	115,000	—
Orlando	49,000	—
Miami/Ft. Lauderdale	35,000	—

Total	819,000	533,000

The following table sets forth the approximate number of members in each of the products we offer as of June 30, 2003 and 2002.

	June 30,
Product	2003	2002
AMERICAID (Medicaid – TANF)	535,000	338,000
AMERIKIDS (SCHIP)	195,000	123,000
AMERIPLUS (Medicaid – SSI)	68,000	45,000
AMERIFAM (FamilyCare)	21,000	27,000

Total	819,000	533,000

-MORE-

AGP Announces Earnings

July 31, 2003

AMERIGROUP CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	June 30, 2003	December 31, 2002
	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$232,355	$207,996
Short-term investments	8,500	27,581
Premium receivables	33,923	35,585
Deferred income taxes	6,455	5,627
Prepaid expenses and other current assets	8,400	7,646

Total current assets	289,633	284,435
Property and equipment, net	28,012	28,277
Software, net	11,876	11,966
Goodwill and other intangibles, net	138,936	26,040
Long-term investments	81,363	71,358
Investments on deposit for licensure	33,813	29,559
Other long-term assets	3,573	2,716
Escrow deposit for pending acquisition and related costs	9,172	124,133

	$596,378	$578,484

Liabilities and Stockholders’ Equity
Current liabilities:
Claims payable	$226,558	$202,430
Unearned revenue	2,069	25,518
Accounts payable	3,711	9,405
Accrued expenses, capital leases and other current liabilities	39,452	42,905

Total current liabilities	271,790	280,258

Long-term debt	39,000	50,000
Deferred income taxes, capital leases and other long-term liabilities	10,173	8,845

Total liabilities	320,963	339,103
Stockholders’ equity:
Common stock, $.01 par value	208	205
Additional paid-in capital	181,321	177,141
Retained earnings	93,886	62,035

Total stockholders’ equity	275,415	239,381

	$596,378	$578,484

Note:	The balance sheet at December 31, 2002, has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

-MORE-

AGP Announces Earnings

July 31, 2003

AMERIGROUP CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, dollars in thousands)

	Six months ended June 30,
	2003	2002
Cash flows from operating activities:
Net income	$31,671	$22,802
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,494	5,985
Deferred tax expense and other, net	1,411	1,038
Tax benefit related to option exercises	925	1,823
Changes in assets and liabilities increasing (decreasing) cash flows from operations:
Premium receivables	1,662	(8,369)
Prepaid expenses and other current assets	(712)	719
Other assets	(918)	(930)
Claims payable	3,707	7,415
Unearned revenue	(23,449)	120
Accounts payable, accrued expenses and other current liabilities	(11,769)	154
Other long-term liabilities	1,130	618

Net cash provided by operating activities	15,152	31,375

Cash flows from investing activities:
Proceeds from sale (purchase) of investments, net	9,076	(28,581)
Purchase of investments on deposit for licensure, net	(3,954)	(11,058)
Purchase of property, equipment and software	(6,406)	(6,255)
Purchase of contract rights and related assets	(8,209)	(6,523)
Cash acquired through Florida acquisition	27,483	—

Net cash provided by (used in) investing activities	17,990	(52,417)

Cash flows from financing activities:
Payment of capital lease obligations	(1,942)	(1,183)
Payment of revolving borrowings	(11,000)	—
Proceeds from exercise of stock options, change in bank overdrafts and other, net	4,159	(1,326)

Net cash used in financing activities	(8,783)	(2,509)

Net increase (decrease) in cash and cash equivalents	24,359	(23,551)
Cash and cash equivalents at beginning of period	207,996	183,900

Cash and cash equivalents at end of period	$232,355	$160,349

Supplemental disclosure of non-cash activities:
Property and equipment acquired under capital lease	$1,527	$3,135

-MORE-